Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-258748

Prospectus Supplement No. 5

(To Prospectus dated September 3, 2021)

This prospectus supplement updates, amends and supplements the prospectus dated September 3, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258748). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information on Evolv Technologies Holdings, Inc.’s unaudited fourth quarter and full year 2021 financial results, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A common stock is quoted on The Nasdaq Stock Market, or NASDAQ, under the symbol “EVLV” and our warrants are quoted on the NASDAQ under the symbol “EVLVW.” On March 11, 2022, as reported on NASDAQ, the closing sale price of our Class A common stock was $3.09 and the closing sale price of our warrants was $0.40.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 3 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 14, 2022.

Evolv Technology

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31
	2021	2020	2021	2020
Revenue:
Product revenue	$3,618	$857	$13,917	$1,279
Subscription revenue	2,737	894	7,855	2,637
Service revenue	491	284	1,920	869
Total revenue	6,846	2,035	23,692	4,785

Cost of revenue:
Product revenue	5,234	816	12,471	1,177
Subscription revenue	1,102	632	3,644	1,824
Service revenue	204	119	936	495
Total cost of revenue	6,540	1,567	17,051	3,496
Gross profit	306	468	6,641	1,289

Operating expenses:
Research and development	3,086	5,081	11,416	15,710
Sales and marketing	10,120	2,260	27,404	7,365
General and administrative	8,851	2,434	20,013	5,110
Loss from impairment of leased equipment	213	-	1,869	-
Total operating expenses	22,270	9,775	60,702	28,185
Loss from operations	(21,964)	(9,307)	(54,061)	(26,896)

Interest and other expense	(55)	(223)	(6,712)	(430)
Loss on extinguishment of debt	-	(66)	(12,685)	(66)
Change in fair value of derivative liability	-	-	(1,745)	-
Change in fair value of contingent earn-out liability	14,394	-	46,212	-
Change in fair value of contingently issuable common stock liability	688	-	6,406	-
Change in fair value of public warrant liability	9,454	-	12,606	-
Change in fair value of common stock warrant liability	-	-	(879)	-
Total other income (expense)	$24,481	$(289)	$43,203	$(496)
			6
Net income (loss) and comprehensive income (loss) attributable to common stockholders – basic and diluted	$2,517	$(9,596)	$(10,858)	$(27,392)

Net income (loss) per share – basic and diluted	$0.02	$(1.06)	$(0.15)	$(3.07)

Weighted average ordinary shares outstanding – basic	142,403,779	9,044,968	71,662,694	8,932,404
Weighted average ordinary shares outstanding – diluted	161,906,393	9,044,968	71,662,694	8,932,404

Evolv Technology

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash	$307,492	$4,704
Restricted Cash	400	-
Accounts receivable, net	6,477	1,401
Inventory	5,140	2,742
Prepaid expenses and other current assets	14,151	1,462
Total current assets	333,660	10,309
Commission asset, noncurrent	3,719	1,730
Property and equipment, net	21,592	9,316
Restricted cash, noncurrent	275	-
Other long-term assets	3,819	-
Total assets	$363,065	$21,355

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$6,363	$4,437
Accrued expenses and other current liabilities	9,183	3,727
Current portion of deferred revenue	6,690	3,717
Current portion of long-term debt	2,000	-
Other current liabilities	135	238
Total current liabilities	24,371	12,119
Deferred revenue, noncurrent	2,475	480
Noncurrent portion of deferred rent	333	-
Common stock warrant liability	-	1
Public warrant liability	11,030	-
Derivative liability	-	1,000
Contingent earn-out liability	20,809	-
Contingently issuable common stock liability	5,264	-
Financing obligation, noncurrent	-	132
Long-term debt, noncurrent	7,945	16,432
Total liabilities	72,227	30,164

Convertible preferred stock and shareholders’ equity
Convertible preferred stock	-	75,877
Common stock	14	1
Additional paid-in capital	395,563	9,194
Accumulated deficit	(104,739)	(93,881)
Total shareholders’ equity (deficit)	290,838	(84,686)
Total liabilities and shareholders’ equity	$363,065	$21,355

EVOlv TECHNOLOGY

Consolidated Statements Of Cash Flows

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2021	2021
Cash flows from operating activities:
Net loss	$(10,858)	$(27,392)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,895	1,065
Write-off of inventory	2,041	-
Loss from impairment of leased equipment	1,869	-
Loss on disposal of fixed assets	617	-
Stock-based compensation	8,511	662
Noncash interest expense	5,245	25
Provision recorded for allowance for doubtful accounts	(13)	47
Loss on extinguishment of debt	12,685	66
Change in fair value of derivative liability	1,745	-
Change in fair value of common stock warrant liability	879	-
Change in fair value of earn-out liability	(46,212)	-
Change in fair value of contingently issuable common stock	(6,406)	-
Change in fair value of public warrant liability	(12,606)	-
Changes in operating assets and liabilities	(29,673)	2,273
Net cash used in operating activities	(69,281)	(23,254)

Cash flows from investing activities:
Purchases of property and equipment	(4,057)	(6,609)
Development of internal-use software	(1,028)	-
Net cash used in investing activities	(5,085)	(6,609)

Cash flows from financing activities:
Proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs	-	2,994
Proceeds from exercise of stock options	915	442
Proceeds from issuance of common stock from the PIPE Investment	300,000	-
Proceeds from the closing of the Merger	84,945	-
Payment of offering costs from the closing of the Merger and PIPE Investment	(34,132)	-
Repayment of financing obligations	(359)	(244)
Proceeds from long-term debt, net of issuance costs	31,882	22,438
Repayment of principal on long term debt	(5,422)	(8,404)
Net cash provided by financing activities	377,829	17,226

Net increase (decrease) in Cash, cash equivalents and restricted cash	303,463	(12,637)

Cash, cash equivalents and restricted cash, beginning of period	4,704	17,341
Cash, cash equivalents and restricted cash, end of period	$308,167	$4,704

Supplemental disclosure of cash flow information:
Cash paid for interest	$860	$405

EVOlv TECHNOLOGY

Reconciliation of 2022 NET Loss to Adjusted EBITDA

(In thousands)

(Unaudited)

	Twelve Months Ended December 31, 2022
	High	Low
Net income (loss)	$(83,000)	$(85,000)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	6,000	6,000
Stock-based compensation	11,000	11,000
Other expense	1,000	1,000
Adjusted EBITDA	$(65,000)	$(67,000)

EVOlv TECHNOLOGY

SuMMARY OF KEY OPERATING STATISTICS

(Unaudited)

($ in thousands)	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
New customers	6	13	21	23	27
Total contract value of orders booked	$5,956	$8,424	$10,476	$16,995	$17,916
Annual recurring revenue	$4,034	$5,424	$7,423	$9,932	$12,907
Remaining performance obligation	$13,381	$17,658	$24,930	$34,152	$40,160
Contract value for units in backlog	n/a	n/a	n/a	n/a	$10,599
Net additions	32	64	113	176	136
Ending deployed units	214	278	391	567	703

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